Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135429, 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8 and in Registration Statement Nos. 333-155383 and 333-140777 on Forms S-3ASR of our reports dated February 18, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Vectren Corporation, and the effectiveness of Vectren Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
February 18, 2009